This Announcement contains inside information as defined in Article 7 of the Market Abuse Regulation No. 596/2014 (“MAR”). Upon the publication of this Announcement, this inside information is now considered to be in the public domain.

TRANSGLOBE ENERGY CORPORATION ANNOUNCES
DECLARATION OF DIVIDEND AND BOARD OF DIRECTORS TRANSITIONS

AIM & TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, March 12, 2019 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces declaration of dividend and changes to the composition of its Board of Directors.
DECLARATION OF DIVIDEND
TransGlobe announced that its Board of Directors has declared a dividend of US$0.035 per common share, which will be paid in cash on April 18, 2019 to shareholders of record on March 29, 2019.
The dividend is designated as an eligible dividend under the Income Tax Act (Canada).
TransGlobe’s dividend policy is to return capital to shareholders through semi-annual payments of a significant portion of free cash flow. For these purposes, free cash flow is defined as net cash generated by operating activities less capital expenditures, debt repayments, and anticipated business development capital, calculated on an annual basis.
BOARD CHANGES

On May 11, 2018 the Company announced its intention to transition from a Board of Directors consisting of nine to seven members by the 2019 AGM with five of seven members being independent. This transition plan is finalized, has been successfully managed to ensure minimal disruption to the Company and its governance processes, and will be complete at our AGM in May.

Effective March 12, 2019 Mr. Edward David LaFehr (age 59) will join the Board as a non-executive independent director. Mr. LaFehr is the President and CEO of Baytex Energy Corp., a Canadian headquartered oil and gas company engaged in the acquisition, development and production of crude oil and natural gas in the Western Canadian Sedimentary Basin and in the Eagle Ford in the United States whose shares are listed on the TSX in Canada and the NYSE in the United States. Mr. LaFehr has extensive international experience with various major and independent companies over his 30+ year career, including living and working in Egypt. Mr. LaFehr will be replacing Mr. Bob MacDougall who has resigned from the Board effective immediately. The Board wishes to thank Mr. MacDougall for his contributions to the Board over the past four years.

Mr. LaFehr currently holds or has held the following directorships or partnerships over the last five years:

Current Directorships	Past Directorships
Baytex Energy Corp.	TAQA North Ltd.
Baytex Energy Ltd.	TAQA North USA, Inc.
Baytex Canada Finance Ltd.	TNW Energy LLC
Baytex Energy USA LLC	Jorf Lasfar Energy Company 5 & 6, SA (Supervisory Board)
BTE Finance Company Ltd.	TAQA Morocco S.A. (Supervisory Board)
1828848 Alberta Ltd.	TAQA Atrush B.V.
TAQA Bratani Limited
TAQA Bratani LNS Limited
TAQA Power Ventures BV
TAQA Jubail Investment Company
TAQA Takoradi Investment Company II
TAQA Generation International Operating Company
TAQA Generation Investment Company II
TAQA Generation Investment Company III
TAQA Generation Investment Company IV
TAQA Generation Investment Company VII
TAQA Generation Jorf Lasfar III

Save as disclosed above, there are no further disclosures required to be made in respect of the appointment under Schedule 2(g) or Rule 17 of the AIM Rules for Companies.

In addition, Messrs. Robert Jennings and Matthew Brister will both retire from the Board and will not be standing for re-election at the Company's annual general meeting on May 10, 2019. The Company wishes to thank Mr. Jennings for his guidance, leadership and significant contributions over the past seven years as Chair of our Board of Directors. The Company also wishes to thank Mr. Brister for his service and contributions to TransGlobe over the past two years.

We wish each of Messrs. Jennings, Brister and MacDougall all the best in the future.

In addition, the Board is pleased to announce that after a rigorous review of both incumbent and in-coming directors that Mr. David Cook, currently a Non-Executive Director of the Company, will be appointed Chair of the Board upon his election to the Board of Directors at our annual general meeting to be held on May 10, 2019. The Board believes that Mr. Cook possesses the most appropriate mix of skills to take on the role as Chair given his CEO leadership experience at INEOS DeNoS and DONG Energy group (now Orsted), his deep understanding of operating in the Middle-East, his significant contacts in the business and investor communities in the London and European markets and his significant experience in governance and business development matters.
Mr. Jennings, Chairman of TransGlobe Energy commented:
“We are very pleased with the outcome of this Board transition. We have added two very highly qualified individuals to the board in Carol Bell and Ed LaFehr, both of whom complement the remaining members, including Mr. Cook as Chair of the Board.”

About TransGlobe
TransGlobe Energy Corporation is a cash flow focused oil and gas development and exploration company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.
Advisory on Forward-Looking Statements

Certain statements included in this news release constitute forward-looking statements or forward-looking information under applicable securities legislation. Such forward-looking statements or information are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes. In particular, forward-looking information and statements contained in this document include the payments of dividends, including the timing and amount thereof and the Company's intention to declare and pay dividends in the future under its current dividend policy.
Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe.
In addition to other factors and assumptions which may be identified in this news release, assumptions have been made regarding, among other things, anticipated production volumes; the regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which the Company conducts and will conduct its business; future capital expenditures to be made by the Company; future sources of funding for the Company's capital programs; geological and engineering estimates in respect of the Company's reserves and resources; the geography of the areas in which the Company is conducting exploration and development activities; current commodity prices and royalty regimes; availability of skilled labour; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; availability of drilling and related equipment; effects of regulation by governmental agencies; future operating costs; uninterrupted access to areas of TransGlobe's operations and infrastructure; recoverability of reserves and future production rates; that TransGlobe will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that TransGlobe's conduct and results of operations will be consistent with its expectations; that TransGlobe will have the ability to develop its properties in the manner currently contemplated; current or, where applicable, proposed industry conditions, laws and regulations will continue in effect or as anticipated as described herein; that the estimates of TransGlobe's reserves and resource volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; and other matters.
Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties which may cause actual results to differ materially from the forward-looking statements or information include, among other things, operating and/or drilling costs are higher than anticipated; unforeseen changes in the rate of production from TransGlobe's oil and gas properties; changes in price of crude oil and natural gas; adverse technical factors associated with exploration, development, production or transportation of TransGlobe's crude oil reserves; changes or disruptions in the political or fiscal regimes in TransGlobe's areas of activity; changes in tax, energy or other laws or regulations; changes in significant capital expenditures; delays or disruptions in production due to shortages of skilled manpower equipment or materials; economic fluctuations; competition; lack of availability of qualified personnel; the results of exploration and development drilling and related activities; obtaining required approvals of regulatory authorities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; environmental risks; ability to access sufficient capital from internal and external sources; failure of counterparties to perform under the terms of their contracts; and other factors beyond the Company's control.
Without limitation of the foregoing, future dividend payments, if any, and the level thereof is uncertain, as the Company's dividend policy and the funds available for the payment of dividends from time to time will be dependent upon, among other things, free cash flow, financial requirements for the Company's operations and the execution of its strategy, ongoing production maintenance, growth through acquisitions, fluctuations in working capital and the timing and amount of capital expenditures and anticipated business development capital, payment irregularity in Egypt, debt service requirements and other factors beyond the Company's control. Further, the ability of the Company to pay dividends will be subject to applicable laws (including the satisfaction of the liquidity and solvency tests contained in applicable corporate legislation) and contractual restrictions contained in the instruments governing its indebtedness.
Readers are cautioned that the foregoing list of factors is not exhaustive. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.gov/edgar.shtml for further, more detailed information concerning these matters, including additional risks related to TransGlobe's business.
The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise unless required by applicable securities laws. The forward-looking statements or information contained in this news release are expressly qualified by this cautionary statement.

For further information, please contact:

Investor Relations	Via FTI Consulting
Telephone: +1.403.264.9888
Email: investor.relations@trans-globe.com
Web site: http://www.trans-globe.com

TransGlobe Energy	www.trans-globe.com

Randy Neely, President & Chief Executive Officer
Eddie Ok, Chief Financial Officer

Canaccord Genuity (Nomad & Joint Broker)	+44 (0) 20 7523 8000
Henry Fitzgerald-O'Connor
James Asensio

GMP First Energy (Joint Broker)	+44 (0) 207 448 0200
Jonathan Wright

FTI Consulting (Financial PR)	+44 (0) 203 727 1000
Ben Brewerton
Genevieve Ryan	transglobeenergy@fticonsulting.com